Exhibit 10.8

                            Stock Purchase Agreement

      This Stock Purchase Agreement ("Agreement") is made as of December __ , 2003, by Tel-instrument Electronics, Corp., a New Jersey corporation ("Buyer"), Steve Holowacz, an individual resident in Stockholm, New Jersey, and James E. Blockburger, an individual resident in Bloomingdale, New Jersey (and, collectively, "Sellers").

      Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of Innerspace Technology, Inc., a New Jersey corporation ("Innerspace"), for the consideration and on the terms set forth in this Agreement.

      NOW THEREFORE, the Parties intending to be legally bound, agree as follows:

1.    DEFINITIONS

      1.1 "Applicable Contract" - any contract (a) under which Innerspace has or may acquire any rights, (b) under which Innerspace has or may become subject to any obligation or liability, or (c) by which Innerspace or any of the assets owned or used by it is or may become bound.

      1.2 "Breach" - a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provisions, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim occurrence, or circumstance.

      1.3 "Contemplated Transactions" - all of the transactions contemplated by this Agreement, including:

                  (a)   the sale of the Shares by the Sellers to Buyer;

                  (b) the execution, delivery, and performance of the Promissory Note, the Employment Agreements and the Noncompetition Agreement;

                  (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

                  (d) Buyer's acquisition and ownership of the Shares and exercise of control over Innerspace.

      1.4 "Disclosure Letter" - the disclosure letter delivered by Sellers to Buyer concurrently with the execution of this Agreement.

      1.5 "Environmental, Health, and Safety Liabilities" - any cost, damages, expense, liability, obligation, or other responsibility arising from or under

            Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                  (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                  (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

      1.6 "ERISA" - the Employment Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

      1.7 "Governmental Authorization" - any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      1.8 "Hazardous Materials" - any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

      1.9   "Indemnified Persons" - as defined in Section 10.2.

      1.10  "Intellectual Property Assets" - as defined in Section 3.22.

      1.11  "Interim Balance Sheet" - as defined in Section 3.4.

      1.12 "IRC" - the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

      1.13 "IRS" - the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

      1.14 "Knowledge" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

                  (a) such individual is actually aware of such fact or other matter; or

                  (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

                  A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

      1.15 "Ordinary Course of Business" - an action take by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                  (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

                  (b) such action is not required to be authorized by the Board of Directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.

      1.16 "Person" - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, labor union or other entity or Governmental Body.

      1.17 "Proceeding" - any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, crinimal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

      1.18  "Related Person" - with respect to a particular individual:

                  (a)   each other member of such individual's family;

                  (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's family;

                  (c) any person in which such individual or members of such individual's family hold (individually or in the aggregate) a material interest; and

                  (d) any person with respect to which such individual or one or more members of such individual's family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

                  With respect to a specific Person other than an individual:

                  (a) any person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified person;

                  (b) any person that holds a material interest in such specified person;

                  (c) each person that serves as a director, officer, partner, executor or trustee of such person (or similar capacity);

                  (d) any person in which specified person holds material interest;

                  (e) any person with respect to which such specified person serves as a general partner or a trustee (or in a similar capacity); and

                  (f)   any Related Person or any individual described in clause
                        (b) or (c).

      1.19 "Securities Act" - the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to the Act or any successor law.

      1.20 "Tax" - any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

      1.21 "Tax Return" - any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or repayment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

      1.22 "Threatened" - a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.    SALE AND TRANSFER OF SHARES; CLOSING

      2.1   SHARES

      Subject to the terms and conditions of this agreement, at the Closing, hereinafter defined, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

      2.2   PURCHASE PRICE

        The purchase price (the "Purchase Price") for the Shares will be $547,000 subject to adjustment as set forth below, and payable as follows:

      (a) at the Closing, the Buyer will pay the Sellers the sum of $460,000 in cash; and

      (b) at the Closing, Buyer will issue to Sellers, a promissory note (the "Promissory Note"), providing that on each of the three succeeding anniversaries of the Closing Date, Buyer will pay Sellers jointly the aggregate amount of $29,000 plus accrued simple interest at the rate of 8% per year from the Closing Date. The Buyer will have the right to offset against the payments, under the Promissory Notes, any amounts resulting from a breach by Sellers of any covenant, representation or warranty contained in this Agreement.

      As further consideration, within 60 days of the Closing, Buyer will grant options to purchase 25,000 of its shares of common stock, pursuant to Buyer's Employees Stock Option Plan, to all employees of Innerspace, allocated as directed by Sellers.

      2.3   CLOSING

      The purchase and sale (the "Closing") provided for in this agreement will take place at the office of Buyer's counsel at 770 Lexington Avenue, New York, NY 10021, at 10:00 a.m. (local time) on Thursday, December 18, 2003, or at such other time and place as the parties may agree. Subject to the provisions of
Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3, will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

      2.4   CLOSING OBLIGATIONS

      At the Closing:

      (a) Sellers will deliver to Buyer:

          (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, for transfer to Buyer or its wholly subsidiary;

          (ii) Resignation Letters in the form of Exhibit 2.4(a)(ii) executed by Sellers (collectively, "Sellers' Resignation Letters");

          (iii) employment agreements in the form of Exhibit 2.4(a)

          (iii), executed by Sellers (collectively, "Employment Agreements");

          (iv) non-competition agreements in the form of Exhibit 2.4(a)(iv), executed by Sellers (collectively, the "Non-competition Agreements"); and

          (v) a certificate executed by Sellers representing and warranting to Buyer that each of Sellers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Buyer prior to the Closing Date in accordance with Section 5.5); and

          (vi) proof of payment of any amounts to, and release from Oxford Capital Group, Inc.

      (b) Buyer will deliver to Sellers:

          (i) The following amounts by Bank cashier's or certified check payable to the order of Holowacz or Blockburger, respectively, in the amount of $230,000 to Holawacz and $230,000 to Blockburger;

          (ii) The Promissory Note in the form of exhibit 2.4(b);

          (iii) a certificate executed by Buyer representing and warranting to Sellers that each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

          (iv) the Employment Agreements, executed by Buyer.

      2.5   ADJUSTMENT AMOUNT

      (a) The Adjustment Amount (which may be a positive or negative number) will be determined by (i) the difference between the stockholders' equity of Innerspace as of the Closing Date determined in accordance with GAAP, minus (ii) $400,000, and the Parties will discuss whether the adjustment amount warrants an adjustment of the cash purchase price and if so, by how much.

      (b) Innerspace will pay, at or prior to the Closing, employee accrued vacation time, and related taxes payable by the employer, to its employees, in the amounts, set forth in part 3.20 of the Disclosure Letter, and the Purchase Price payable by Buyer pursuant to Section 2.4(b)(i) shall be reduced by the amounts paid, withheld or reserved by Innerspace, pursuant to this Part 3.20(c) of the Disclosure Letter.

3.    REPRESENTATIONS AND WARRANTIES OF SELLERS

      Sellers represent and warrant to Buyer as follows:

      3.1   ORGANIZATION AND GOOD STANDING

            (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list of Innerspace's corporate name, jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Innerspace is a corporation duly organized, validly existing, and in good standing under the law of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Innerspace is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

            (b) Sellers have delivered to Buyer copies of the organizational documents of Innerspace, as currently in effect.

      3.2   AUTHORITY; NO CONFLICT

            (c) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by Sellers of the Employment Agreements, the Sellers' Resignation Letter, and the Noncompetition Agreement (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents.

            (d) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the contemplated transactions will, directly or indirectly (with or without notice or lapse of time):

                (i) contravene, conflict with, or result in a violation of (A) any provision of the organizational documents of Innerspace, or (B) any resolution adopted by the Board of Directors or the stockholders of Innerspace;

                (ii) contravene, conflict with, or result in a violation of, or give any governmental body or other person the right to challenge any of the contemplated transactions or to exercise any remedy or obtain any relief under, any legal requirement or any order to which Innerspace or either Seller, or any of the assets owned or used by Innerspace, may be subject;

                (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by Innerspace or that otherwise relates to the business of, or any of the assets owned or used by, Innerspace;

                (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                (v) result in the imposition or creation of any encumbrance upon or with respect to any of the assets owned or used by Innerspace.

Except as set forth in Part 3.2 of the Disclosure Letter, neither Sellers nor Innerspace is or will be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the contemplated transactions.

                (e) Sellers are acquiring the Promissory Note for their own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act.

      3.3   CAPITALIZATION

      The authorized equity securities of Innerspace consist of 1,250 shares of common stock, par value $100 per share, of which 20 shares are issued and outstanding and constitute the Shares. Sellers are and will be on the Closing Date, the record and beneficial owners and holders of the Shares, free and clear of all encumbrances. Holowacz owns 10 of the Shares and Blockburger owns 10 of the Shares. No legend or other reference to any purported encumbrance appears upon any certificate representing equity securities of Innerspace. All of the outstanding equity securities of Innerspace have been duly authorized and validly issued and are fully paid and nonassessable. There are no contracts relating to the issuance, sale, or transfer of any equity securities or other securities of Innerspace. None of the outstanding equity securities or other securities of Innerspace was issued in violation of the Securities Act or any other legal requirement. Innerspace does not have any contract to acquire securities of, or an interest in any other business.

      3.4   FINANCIAL STATEMENTS

      Sellers have delivered to Buyer: (a) unaudited balance sheets of Innerspace (including notes) as at June 30, 2002 and 2003 (the June 30, 2003 balance sheet is herein called the "Balance Sheet"), and the related unaudited statements of income, changes in stockholder's equity and cash flow for each of the fiscal years then ended, together with the report thereon of Chris DiCicco, independent public accountant and (b) an unaudited balance sheet of Innerspace (including notes) as at November 30, 2003 (the "Interim

Balance Sheet") and the related unaudited statements of income, changes in stockholders' equity, and cash flow for the 5 months then ended, together with the report thereon of Chris DiCicco, independent Public Accountant. The Balance Sheet and the Interim Balance Sheet, and related statements of income, changes in Stockholders' equity and cash flow were not audited. However, nothing came to the Sellers' attention that caused either of them to believe that the Balance Sheet was not prepared in conformity with generally accepted accounting principles, applied consistently or that it does not fairly present the financial position of Innerspace at June 30, 2003, and the results of operations, for the year then ended, in accordance with G.A.A.P. The Interim Balance Sheet and the related statements of income, changes in stockholders' equity and notes fairly present the financial condition and the results of operation, changes in stockholders' equity, and cash flow of Innerspace as at November 30, 2003 and for the 5 month period then ended in accordance with GAAP. The financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than Innerspace are required by GAAP to be included in the financial statements of Innerspace.

      3.5   BOOKS AND RECORDS

      Except as set forth in the Disclosure Letter, the books of account, minute books, and other records of Innerspace, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of Innerspace contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of Innerspace, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Innerspace.

      3.6   TITLE TO PROPERTIES; ENCUMBRANCES

      Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by Innerspace.

      Sellers have delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which Innerspace acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or Innerspace and relating to such property or interests.

      Innerspace owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible that it purports to own, located in the facilities owned or operated by Innerspace or reflected as owned in its books and records, including all of the properties and assets reflected in the Balance

Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the ordinary course of business), and all of the properties and assets purchased or otherwise acquired by Innerspace since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice). All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, any nature except, with respect to all such properties and assets, (a) mortgage or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interest incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of Innerspace, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by Innerspace lie wholly within the boundaries of the real property owned or leased by Innerspace and do not encroach upon the property of, or otherwise conflict with the property rights of, any other person.

      3.7   CONDITION AND SUFFICIENCY OF ASSETS

      The building, plant, structures, and equipment of Innerspace are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or costs. The building, plant, structures, and equipment are sufficient for the continued conduct of Innerspace's business after the Closing in substantially the same manner as conducted prior to the Closing.

      3.8   ACCOUNTS RECEIVABLE

      All accounts receivable of Innerspace that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of Innerspace as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve on the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

      3.9   INVENTORY

      All inventory, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of Innerspace as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in - first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of Innerspace.

      3.10  NO UNDISCLOSED LIABILITIES

      Except as set forth in Part 3.10 of the Disclosure Letter, Innerspace has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the ordinary course of business since the respective dates thereof.

      3.11  TAXES

      (a) Innerspace has filed or caused to be filed (on a timely basis since
1998) all tax returns that are or were required to be filed by it pursuant to applicable Legal Requirements. Sellers have delivered to Buyer copies of, and
Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such tax returns, filed since October 31, 1998. Innerspace has paid, or made provision for the payment of, all taxes that have or may have become due pursuant to those tax returns or otherwise, or pursuant to any assessment received by Sellers, except such taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

      (b) Innerspace's federal and state income tax returns have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through June 30, 1998. Part 3.11 of the Disclosure Letter contains a complete and accurate list of all audits of all such tax returns, including a reasonably detailed description of the nature and outcome of each audit, since 1998. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.11 of the Disclosure Letter describes all adjustments to the United States federal income tax returns filed by Innerspace for all taxable years since October 31, 1998, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.11 of the Disclosure Letter, neither Sellers nor Innerspace has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other person) of any statute of limitations relating to the payment of taxes of Innerspace or for which Innerspace would be liable.

      (c) The charges, accruals, and reserves with respect to taxes on the books of Innerspace are adequate (determined in accordance with GAAP) and are at least equal to Innerspace's liability for taxes. There exists no proposed tax assessment against Innerspace except as disclosed in the Balance Sheet or in
Part 3.11 of the Disclosure Letter. All taxes that Innerspace is or was required by legal requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

      (d) All tax returns filed are true, correct, and complete. Innerspace has not been within the five-year period preceding the Closing Date, an "S" corporation.

      3.12  NO MATERIAL ADVERSE CHANGE

      Since the date of the Interim Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of Innerspace and no event has occurred or circumstance exists that may result in material adverse change.

      3.13  EMPLOYEE BENEFITS

      (a) Part 3.13 of the Disclosure Letter contains a complete and accurate list of all of Innerspace's pension, profit sharing, deferred compensation or other employee benefit plans ("Company Employee Plans").

      (b) Part 3.13 of the Disclosure Letter sets forth a calculation of the liability of Innerspace for post-retirement benefits made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether Innerspace is required by Statement 106 to disclose such information.

      (c) Part 3.13 of the Disclosure Letter sets forth the financial costs of all obligations owed under any Company Employee Plans that is not subject to the disclosure and reporting requirements of ERISA.

      (d) Sellers have delivered to Buyer, all documents relating to all Company Employee Plans; all notifications to employees of their rights under ERISA; all notices that were given by Innerspace of any Company Employee Plans to the IRS, or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.13; all notices that were given by the IRS, or the Department of Labor to Innerspace, within the four years preceding the date of this Agreement.

      (e) Except as set forth in Part 3.13 of the Disclosure Letter:

          (i) Innerspace has performed all of its obligations under all Company Employee Plans and has made appropriate entries in its financial records, and statements for all obligations and liabilities under such Plans.

          (ii) No statement, either written or oral, has been made by Innerspace to any Person with regard to any Plan that was not in accordance with the Plan and that could have an adverse economic consequences to Innerspace or to Buyer.

          (iii) Innerspace, with respect to all Company Plans, and each Company Plan is in full compliance with ERISA, the IRC, and other applicable laws including the provisions of such laws expressly mentioned in this Section 3.13, and with any applicable collective bargaining agreement.

               (A) No Seller or Innerspace has any liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

               (B) All filings required by ERISA and the IRC as to each Plan have been timely failed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

               (C) All contributions and payments made or accrued with respect to all Company Plans, are deductible under IRC ss. 162 or ss. 404. No amount, or any asset of Company Plan, is subject to tax as unrelated business taxable income.

      (f) Each Company Employee Plan can be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

      (g) No event has occurred or circumstance exists that could result in a material increase in premium costs of a Company Employee Plan.

      (h) No accumulated funding deficiency, whether or not waived, exists with respect to any Company Employee Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

      (i) Innerspace has never established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute, or otherwise participate in, any Multi-Employer Plan.

      (j) Innerspace has not withdrawn from any Multi-Employer Plan with respect to which there is any outstanding liability as of the date of this Agreement. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization or insolvency of, any Multi-Employer Plan that could result in any liability of ether Innerspace or Buyer to a Multi-Employer Plan.

      (k) Except to the extent required under ERISA and IRC, Innerspace does not provide health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

      (l) Innerspace has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

      (m) No payment that is owed or may become due to any director, officer, employee, or agent of Innerspace will be non-deductible to Innerspace or subject to tax under IRC ss.280G or ss. 4999; nor will Innerspace be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

      (n) The consummation of the contemplated transactions will not result in the payment, vesting, or acceleration of any benefits.

      3.14  COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

      (a) Except as set forth in Part 3.14 of the Disclosure Letter:

            (i) No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation, or failure by Innerspace to comply with any legal requirement, or (B) may give rise to any obligation on the part of Innerspace to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

            (ii) Innerspace has not received, at any time since January 1, 2000, any notice or other communication (whether oral or written) from any governmental body or any other person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any governmental authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any governmental authorization; and

            (iii) All applications required to have been filed for the renewal of the governmental authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate governmental bodies, and all other filings required to have been made with respect to such governmental authorization have been duly made on a timely basis with the appropriate governmental bodies.

            The governmental authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the governmental authorizations necessary to permit Innerspace to lawfully conduct and operate its business and to permit it to own and use its assets in the manner in which it currently operates its business and owns and uses such assets.

      3.15 LEGAL PROCEEDINGS; ORDERS

      (a) Except as set forth in Part 3.15 of the Disclosed Letter, there is no pending Proceeding:

            (i) that has been commenced by or against Innerspace or that otherwise relates to or may affect its business, or any of the assets owned or used by, it; or

            (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the contemplated transactions.

To the knowledge of Sellers and Innerspace, (1) no such proceeding has been threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each proceeding listed in Part 3.15 of the Disclosure Letter. The proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of Innerspace.

      (b) Except as set forth in Part 3.15 of the Disclosed Letter:

            (i) there is no Order to which Innerspace, or any of the assets owned or used by it, is subject;

            (ii) neither Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, Innerspace; and

            (iii) No officer, director, agent, or employee of Innerspace is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Innerspace.

      3.16  ABSENCE OF CERTAIN CHANGES AND EVENTS

      Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Interim Balance Sheet, Innerspace has conducted its businesses only in the ordinary course of business and there has not been any:

      (a) change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Innerspace of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

      (b) amendment to the Organization Documents;

      (c) payment or increase of bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar contract with any director, officer, or employee;

      (d) adoption of, or increase in the payments to or benefits under, any Company Employee Plan for or with any employees;

      (e) damage to or destruction or loss of any of its assets or property, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Innerspace;

      (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any contract or transaction involving a total remaining commitment by or to Innerspace of at least $10,000;

      (g) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

      (h) cancellation or waiver of any claims or rights with a value in excess of $10,000;

      (i) material change in the accounting methods; or

      (j) agreement, whether oral or written with, or by Innerspace to do any of the foregoing.

      3.17  CONTRACTS; NO DEFAULTS

      (a) Part 3.17 of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies of:

            (i) each contract that involves performance of services or delivery of goods or materials of an amount or value in excess of $10,000.

            (ii) each contract that involves performance of services or delivery of goods or materials to Innerspace of an amount or value in excess of $10,000.

            (iii) each contract that was not entered into in the ordinary course of business and that involves expenditures or receipts in excess of $10,000.

            (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

            (v) each licensing agreement or other contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

            (vi) each collective bargaining agreement and other contract to or with any labor union or other employee representative of a group of employees;

            (vii) each joint venture, partnership, and other contract (however named) involving a sharing of profits, losses, costs, or liabilities with any other person;

            (viii) each contract containing covenants that purport to restrict the business activity of, or limit the freedom of Innerspace to engage in any line of business or to compete with any person;

            (ix) each contract providing for payments to or by any person based on sales, purchases, or profits, other than direct payments for goods;

            (x) each power of attorney that is currently effective and outstanding;

            (xi) each contract entered into that contains or provides for an express undertaking to be responsible for consequential damages;

            (xii) each contract for capital expenditures in excess of $5,000;

            (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by Innerspace other than in the ordinary course of business; and

            (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Part 3.17 of the Disclosure Letter sets forth reasonably complete details concerning such contracts, including the parties to the contracts and the amount of the remaining commitment under the contracts.

      (b) Except as set forth in Part 3.17 of the Disclosure Letter:

            (i) neither Seller (and no related person of either Seller) has or may acquire any rights under, and neither Seller has or may become subject to any obligation or liability under, any contract that relates to the business of, or any of the assets owned or used by, Innerspace; and

            (ii) No officer, director, agent, employee, consultant, or contractor of Innerspace is bound by any contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to
(A) engage in or continue any conduct, activity, or practice relating to the business of Innerspace, or (B) assign to Innerspace or to any other person any rights to any invention, improvement, or discovery.

      (c) Except as set forth in Part 3.17 of the Disclosure Letter:

            (i) Innerspace is, and at all times since January 1, 2000 has been, in full compliance with all applicable terms and requirements of each contract under which it has or had any obligation or liability or by which it or any of the assets owned or used by it is or was bound;

            (ii) each other person that has or had any obligation or liability under any contract under which an Innerspace has or had any rights is, and at all times since January 1, 2000 has been, in full compliance with all applicable terms and requirements of such contract.

            (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any person, the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any applicable contract; and

            (iv) Innerspace has not given or received from any other person at any time since January 1, 2000, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach, of, or default under, any contract.

      (d) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Innerspace under current or completed contracts with any person, and, to the knowledge of Sellers, no such person has made written demand for such renegotiations.

      (e) The contracts relating to the sale, design, manufacture, or provision of products or services by Innerspace have been entered into in the ordinary course of business and have been entered into without the commission of any act alone or in concert with any other person, or any consideration has been paid or promised, that is or would be in violation of any legal requirement.

      3.18  INSURANCE

      (a) Sellers have delivered to Buyer:

            (i) true and complete copies of all policies of insurance to which Innerspace is a party or under which it, or any director, is or has been covered at any time within the 3 years preceding the date of this Agreement;

            (ii) true and complete copies of all pending applications for policies or insurance; and

            (iii) any statement by Innerspace's accountants with regard to the adequacy of Innerspace's coverage or of the reserves for claims.

      (b) Part 3.18 of the Disclosure Letter describes:

            (i) any self-insurance arrangement, including any reserves established thereunder;

            (ii) all obligations to third parties with respect to insurance (including such obligations under leases and service agreements) and identified the policy under which such coverage is provided.

      (c) Part 3.18 of the Disclosure Letter sets forth, by year, for the current policy year and each of the 2 preceding policy years:

            (i) a summary of the loss experience under each policy;

            (ii) a statement describing each claim under an insurance policy for an amount in excess of $10,000, which sets forth:

                  (A) the name of the claimant;

                  (B) a description of the policy by insurer, type of insurance, and period of coverage, and

                  (C) the amount and a brief description of the claim; and

            (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

      (d) Except as set forth on Part 3.18 of the Disclosure Letter:

            (i) all policies covering Innerspace, or any director or officer;

                  (A) are valid, outstanding, and enforceable;

                  (B) are issued by an insurer that is financially sound and reputable;

                  (C) taken together, provide adequate insurance coverage for the assets and the operations of Innerspace;

                  (D) are sufficient for compliance with all legal requirements and contracts to which Innerspace is a party or by which it is bound;

                  (E) will continue in full force and effect following the consummation of the contemplated transactions; and

                  (F) do not provide for any retrospective premium adjustment or other experience-based liability.

            (ii) Innerspace has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

            (iii) Innerspace has paid all premiums due, and has otherwise performed all obligations, under each policy which provides coverage to Innerspace or a director thereof.

            (iv) Innerspace has given notice to the insurer of all claims that may be insured thereby.

      3.19  ENVIRONMENTAL MATTERS

      Except as set forth in part 3.19 of the Disclosure Letter:

      (a) Innerspace is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any environmental law. No Seller has any basis to expect or has received actual or threatened order, notice, or other communication from (i) any governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any facilities, of any actual or potential violation or failure to comply with any environmental law, or of any actual or threatened obligation to undertake or bear the cost of any of the facilities or any other properties or assets (whether real, personal or mixed) in which Sellers or Innerspace has had an interest, or with respect to any property or facility at or which hazardous materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, or by Innerspace, or any other person for whose conduct they are or may be held responsible, or from which hazardous materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

      (b) There are no pending or, to the knowledge of Sellers, threatened claims, encumbrances, or other restrictions of any nature, resulting from any environmental, health and safety liabilities or arising under or pursuant to any environmental law, with respect to or affecting any of the facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or Innerspace has or had an interest.

      3.20  EMPLOYEES

      (a) Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of Innerspace, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since 1/1/02; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock options, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any director plan.

      (b) No employee or director is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement"), that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of Innerspace, or (ii) the ability of Innerspace to conduct its business, including any Proprietary Rights Agreements with Sellers or Innerspace by any such employee or director. To sellers' knowledge, no director, officer, or other key employee intends to terminate his employment with Innerspace.

      (c) Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

      3.21  LABOR RELATIONS; COMPLIANCE

      Since January 1, 2000, Innerspace has not been nor is a party to any collective bargaining or other labor Contract. There is no threatened, (a) employee grievance process, (b) Proceeding relating to the alleged violation of any legal requirement pertaining to labor relations or employment or (c) application for certification of a collective bargaining agent. Innerspace has complied in all respects with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

      3.22  INTELLECTUAL PROPERTY

      (a) Intellectual Property Assets - The term "Intellectual Property Assets" includes:

            (i) Innerspace's name, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

            (ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, "Patents");

            (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights")

            (iv) all rights in mask works (collectively, "Rights in Mask Works"); and

            (v) all know-how, trade secrets, confidential information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"), owned, used or licensed by Innerspace as licensee or licensor.

      (b) Agreements - Part 3.22 of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received, of all contracts relating to the Intellectual Property Assets to which Innerspace is a party or by which it is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which it is the licensee. There are no outstandings and, to Sellers' knowledge, no Threatened disputes or disagreements with respect to any such agreement.

      (c) Know-How Necessary for the Business

            (i) The Intellectual Property Assets are all those necessary for the operation of Innerspace' business as it is currently conducted. Innerspace is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

            (ii) Except as set forth in Part 3.22 of the Disclosure Letter, all former and current employees have executed written contracts with Innerspace that assign to Innerspace all rights to any inventions, improvements, discoveries, or information relating to the business. No employee has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Innerspace.

      (d) Patents

            (i) Part 3.22(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents. Innerspace is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

            (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

            (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposing proceeding. To Sellers' Knowledge, there is no potentially interfering patent or patent application of any third party.

            (iv) No Patent is infringed or, to Sellers' Knowledge, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, infringes or is alleged to infringe any patent or other proprietary right of any other Person.

            (v) All products made, used, leased or sold under the Patents have been marked with the proper patent notice.

      (e) Trademarks

            (i) Part 3.22(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. Innerspace is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

            (ii) All Marks that have been registered by the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

            (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation proceeding and, to Sellers knowledge, no such action is threatened with the respect to any of the Marks.

            (iv) To Sellers' knowledge, there is no potentially interfering trademark or trademark application of any third party.

            (v) No Mark is infringed or, to Sellers' knowledge, has been challenged or threatened in any way. None of the Marks used by Innerspace infringes or is alleged to infringe any trade name, trademark, or service mark or any third party.

            (vi) All products and materials containing a Mark bear the proper federal registration notice when permitted by law.

      (f) Copyrights

            (i) Part 3.22(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights. Innerspace is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

            (ii) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject no any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

            (iii) No Copyright is infringed or, to Sellers' knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyright infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

            (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

      (g) Trade Secrets

            (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual and all such documentation is located in Innerspace's premises.

            (ii) Sellers and Innerspace have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

            (iii) Innerspace has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Sellers' knowledge, have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of Innerspace. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

      3.23  CERTAIN PAYMENTS

      Since January 1, 2000, neither Innerspace nor any of its directors, officials, agents, or employees or any other person associated with or acting for or on behalf of Innerspace, has directly or indirectly (a) made any contribution, gift (other than gifts under $75.00 and made in the ordinary course), bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Innerspace, or (iv) in violation of any legal requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of Innerspace.

      3.24  DISCLOSURE

      (a) No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

      (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

      (c) There is no fact known to either Seller that has specific application to either Seller or Innerspace (other than general economic or industry conditions) and that materially adversely affects Innerspace or its business, that has not been set forth in this Agreement or the Disclosure Letter.

      3.25  RELATIONSHIPS WITH RELATED PERSONS

      No Seller or any related person of either Seller or of Innerspace has, or since the first day of the next to last completed fiscal year of Innerspace has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to Innerspace's business. No Seller or any related person of either Seller or of Innerspace is, or since the first day of the next to last completed fiscal year of Innerspace has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a person that has (i) had business dealings with, or a material financial interest in any transaction with Innerspace, or (ii) engaged in competition with Innerspace with respect to any of its line of products or services (a "Competing Business") in any market presently served by Innerspace (except for less than one percent of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market). Except as set forth in Part 3.25 of the Disclosure Letter, no Seller or any related person of Sellers or of Innerspace is a party to any contract with, or has any claim or right against, Innerspace.

      3.26  BROKERS OR FINDERS

      Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement except as may be set forth in Section 11.1, and will indemnify and hold Buyer harmless from any such payment alleged to have been incurred by or through Sellers or Innerspace as a result of the action of Sellers or Innerspace.

4.    REPRESENATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Sellers that:

      4.1   ORGANIZATION AND GOOD STANDING

      Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey.

      4.2   AUTHORITY; NO CONFLICT

      (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Employment Agreements, and the Promissory Note (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

      (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the contemplated transactions by Buyer will give any person the right to prevent, delay, or otherwise interfere with any of the contemplated transactions pursuant to:

            (i)   any provision of Buyer's Closing Documents;

            (ii) any resolution adopted by the Board of Directors or the stockholders of Buyer;

            (iii) any legal requirement or order to which Buyer may be subject;
                  or

            (iv) any contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the contemplated transactions.

            4.3   INVESTMENT INTENT

      Buyer, or its wholly owned subsidiary, is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

            4.4   CERTAIN PROCEEDINGS

      There is no pending proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the contemplated transactions. To Buyer's knowledge, no such proceeding has been threatened.

            4.5   BROKERS OR FINDERS

      Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

5.    COVENANTS OF SELLERS PRIOR TO CLOSING DATE

      5.1   ACCESS AND INVESTIGATION

      Between the date of this Agreement and the Closing Date, Sellers will, and will cause Innerspace and its representatives to, (a) afford Buyer and its representatives (collectively, "Buyer's Advisors") full and free access to Innerspace's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

      5.2   OPERATION OF THE BUSINESSES OF INNERSPACE

      Between the Date of this Agreement and the Closing Date, Sellers will, and will cause Innerspace to:

            (a) conduct the business of Innerspace only in the ordinary course of business;

            (b) use their best efforts to preserve intact the current business organization of Innerspace, keep available the services of the current officers, employees, and agents of Innerspace, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Innerspace;

            (c) confer with Buyer concerning operational matters of a material nature; and

            (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of Innerspace.

      5.3   NEGATIVE COVENANT

      Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause Innerspace not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

      5.4   REQUIRED APPROVALS

      As promptly as practical after the date of this Agreement, Sellers will, and will cause Innerspace to, make all filings required by legal requirements to be made by them in order to consummate the contemplated transactions. Between the date of this Agreement and the Closing Date, Sellers will, and will cause Innerspace to (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by legal requirements to make in connection with the contemplated transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2.

      5.5   NOTIFICATION

      Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller or Innerspace becomes aware of any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties as of the date of this Agreement, or if such Seller or Innerspace becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any breach of any convent of Sellers in this
Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

      5.6   PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

      Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed to Innerspace by either Seller or any related person of either Seller to be paid in full prior to Closing.

      5.7   NO NEGOTIATION

      (a) Until such time, if any, as this Agreement is terminated pursuant to
Section 9, Sellers will not, and will cause Innerspace and each of their representatives not to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of Innerspace, or any of the capital stock of Innerspace, or any merger, consolidation, business combination, or similar transaction involving Innerspace.

      (b) Break up Fee. If (i) Sellers breach Section 5.7(a) above, or the Sellers provide to the Buyer written notice that negotiations toward a Definitive Agreement are terminated, and (ii) within six months after the date of such breach or three months after the Termination Date, as the case may be, either Seller or Innerspace signs a letter of intent or other agreement relating to the sale of a material portion of the stock in the Company, or a sale of its assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory in the ordinary course) and such transaction is ultimately consummated, then, immediately upon the closing of such transaction, the Sellers will pay, or cause Innerspace to pay, to the Buyer the sum of $100,000. This fee will not serve as the exclusive remedy to the Buyer in the event of a breach of by the Sellers of Section 5.7(a) and the Buyer will be entitled to all other rights and remedies provided by law or in equity.

      5.8   BEST EFFORTS

      Between the date of this Agreement and the Closing Date, Sellers will use their best efforts to cause the conditions in Sections 7 and 8 to be satisfied.

6.    COVENANTS OF BUYER PRIOR TO CLOSING DATE

      6.1   APPROVAL OF GOVERNMENTAL BODIES

      As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its related persons to, make all filings required by legal requirements to be made by them to consummate the contemplated transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each related person to, cooperate with Sellers with respect to all filings that Sellers are required by legal requirements to make in connection with the contemplate transactions, and cooperate with Sellers in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a governmental authorization.

      6.2   BEST EFFORTS

      Except as set forth in the provision to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its best efforts to cause the conditions in Sections 7 and 8 to be satisfied.

7.    CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

      Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which can be waived by Buyer, in whole or in part):

      7.1   ACCURACY OF REPRESENTATIONS

      (a) All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

      (b) Each of Sellers' representations and warranties in Sections 3.3, 3.4, 3.12, and 3.24 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

      7.2   SELLERS' PERFORMANCE

      (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

      (b) Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Sections 5.4 and 5.8 must have been performed and complied with in all respects.

      7.3   CONSENTS

      Each of the Consents identified in Section 3.2 of the Disclosure Letter, and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

      7.4   ADDITIONAL DOCUMENTS

      Each of the following documents must have been delivered to Buyer:

      (a) an opinion of Donald Reeder, Esq., dated the Closing Date, in usual form;

      (b) such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 8.4(a), (ii) evidencing the accuracy of either of Sellers' representations and warranties, (iii) evidencing the performance by either Seller of, or the compliance by either Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

      7.5   NO PROCEEDINGS

      Since the date of this Agreement, there must not have been commenced or threatened against Buyer, or against any Person affiliated with Buyer, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

      7.6   NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

      There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, Innerspace, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

      7.7   NO PROHIBITION

      Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

8.    CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

      Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part).

      8.1   ACCURACY OF REPRESENTATIONS

      All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the Closing Date as if made on the Closing Date.

      8.2   BUYER'S PERFORMANCE

      (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied in all material respects.

      (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payment required to be made by Buyer pursuant to Sections 2.4(b)(i).

      8.3   CONSENTS

      Each of the Consents identified in Section 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

      8.4   ADDITIONAL DOCUMENTS

      Buyer must have caused the following documents to be delivered to Sellers:

      (a) an opinion of Sokolow, Dunaud, Mercadier & Carreras LLP, dated the Closing Date, in usual form; and

      (b) such documents as Sellers may reasonably request for the purpose of
(i) enabling their counsel to provide the opinion referred to in Section 7.4(a),
(ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iv) evidencing the satisfaction of any condition referred to in this Section 8, or
(v) otherwise facilitating the consummation of any of the Contemplated Transactions.

      8.5   NO INJUNCTION

      There must not be in effect any legal requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and
(b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9.    TERMINATION

      9.1   TERMINATION EVENTS

      This Agreement may, by notice given prior to or at the Closing, be terminated:

      (a) by either Buyer or Sellers if a material Breach of any provision of this agreement has been committed by the other party and such Breach has not been waived;

      (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible as (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

      (c) by mutual consent of Buyer and Sellers; or

      (d) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 31, 2004, or such later date as the parties may agree upon.

      9.2   EFFECTS OF TERMINATION

      Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and
11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.   INDEMNIFICATION; REMEDIES

      10.1  SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

      All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificates delivered pursuant to Section 2.4(a)(v), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

      10.2  INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

      Sellers, jointly and severally, will indemnify and hold harmless Buyer, and its respective representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expenses (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

      (a) any Breach of any representation or warranty made by Sellers in this Agreement (without giving effect to any supplement to the Disclosure Letter), the

Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by sellers pursuant to this Agreement;

      (b) any Breach of any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Letter, other than any such Breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to
Section 2.4(a)(v) as having caused the condition specified in Section 7.1 not to be satisfied;

      (c) any Breach by either Seller of any covenant or obligation of such Seller in this Agreement;

      (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or Innerspace (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

      The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

      10.3  INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

      Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement,
(b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

      10.4  TIME LIMITATIONS

      If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Section 3.3, 3.11, 3.13, and 3.19, unless on or before June 30, 2005 Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 3.3, 3.11, 3.13, or 3.19, or a claim for indemnification or reimbursement not based upon any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty or covenant or obligation to be performed and complied with prior to the Closing Date unless on or before June 30, 2004 Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

      10.5  LIMITATIONS ON AMOUNT - SELLERS

      Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b) or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause
(c) of Section 10.2 until the total of all Damages with respect to such matters exceeds $25,000, and then only for the amount by which such Damages exceed $25,000. Furthermore, Sellers shall not be liable for the matters set forth in the preceding sentence, to the extent that any such damages exceed $636,000. However, this Section 10.5 will not apply to any Breach of any of Sellers' representations and warranties of which either Seller had knowledge at any time prior to the date of which such representation and warranty is made or any intentional breach by either Seller of any covenant or obligation, and Sellers will be jointly and severally liable for all Damages with respect to such breaches.

      10.6  LIMITATIONS ON AMOUNT - BUYER

      Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 10.4 until the total of all Damages with respect to such matters exceeds $25,000 and then only for the amount by with such Damages exceed $25,000. However, this Section 10.6 will not apply to any Breach of any of Buyer's representations and warranties of which Buyer had knowledge at any time prior to the date on which such representation and warranty is made of any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such breaches.

      10.7  RIGHT OF SET-OFF

      Upon notice to Sellers specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled under this
Section 10 against amounts otherwise payable under the Promissory Note or otherwise. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Promissory Note or any instrument securing the Promissory Note. The exercise of nor the failure to exercise such right of set-off will not constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

      10.8  PROCEDURES FOR INDEMNIFICATION - THIRD PARTY CLAIMS

      (a) Promptly after receipt by an indemnified party under Section 10.2 or
Section 10.3 of notice of the commencement of any proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnified party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

      (b) If any proceeding referred to in Section 10.8(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will, unless the claim involves taxes, be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), assume the defense of such proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding,
(i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of legal requirements or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party.

      (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

      (d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a proceeding is brought against any indemnified person by a third party, for purposes of any claim that an indemnified person may have under this agreement with respect to such proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

11.   GENERAL PROVISIONS

      11.1  EXPENSES

      Except as otherwise expressly provided in this Agreement, each party to this agreement will bear his or its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions including all fees and expenses of agents, representatives, counsel, and accountants. Sellers will pay all amounts payable to Oxford Capital Group, Inc. or any affiliate or agent, in connection with this Agreement and the Contemplated Transactions. Sellers will not cause Innerspace to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay his or its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

      11.2  PUBLIC ANNOUNCEMENTS

      Any public announcement or similar publicity with respect to this Agreement or the contemplated transactions will be issued if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by legal requirements, prior to the Closing, Sellers shall, and shall cause Innerspace to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any person. Sellers and Buyer will consult with each other concerning the means by which Innerspace's employees, customers, and suppliers and others who deal with Innerspace will be informed of the contemplated transactions, and Buyer will have the right to be presented at any such communication.

      11.3  CONFIDENTIALITY

      Between the date of the Agreement and the Closing Date, Buyer will maintain in confidence, and will cause its directors, officers, employees, agents, and advisors to maintain in confidence, and Sellers and Innerspace, and their employees, agents and representatives, will maintain in confidence, and not use to the detriment of another party any written, oral or other information which is Confidential Information as defined in Section 2 of the Non-Competition Agreement between the Parties, of even date herewith, unless a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the contemplated transactions, or (c) the furnishings or use of such information is required by or necessary or appropriate in connection with legal proceedings.

      If the Contemplated Transactions are not consummated, each party will return or destroy as such of such written information as the other party may reasonably request.

      11.4  NOTICES

      All notices, consents, waivers and other communications under this Agreement must be in writing and will have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

      Sellers:

      Stephen Holowacz
      Innerspace Technology, Inc.
      36 Industrial Park
      Waldwick, NJ  07943

      James Blockburger
      Innerspace Technology, Inc.
      36 Industrial Park
      Waldwick, NJ  07943

      With a copy to:                    Donald W. Reeder, Esq.
                                         10 South Franklin Turnpike
                                         Suite 105 (P.O. Box 630)
                                         Ramsey, NJ  07446
                                         Facismile No.(201) 818-0427

      Buyer:                             Tel-Instrument Electronics Corp.
                                         728 Garden Street
                                         Carlstadt, NJ  07072
                                         Attention: Mr. Robert J. Melnick
                                         Facismile No.: (201) 933-7340

      With a copy to:                    Donald Stuart Bab, Esq.
                                         Sokolow, Dunaud, Mercadier & Carreras
                                         770 Lexington Avenue, 6th Floor
                                         New York, NY  10021
                                         Facismile No.:(212) 935-4865

      11.5  JURISDICTION: SERVICE OF PROCESS

      Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New Jersey, County of Bergen, or, if it has or can acquire jurisdiction, in the United States District Court for the District of New Jersey and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

      11.6  FURTHER ASSURANCES

      The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for purpose of carrying out the intention of this Agreement and the documents referred to in this Agreement.

      11.7  WAIVER

      The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      11.8  ENTIRE AGREEMENT AND MODIFICATION

      This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated November 12, 2003) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the Agreement between the parties with respect to its subject matter. This Agreement may not be changed or terminated except by a written agreement executed by the party to be charged with the amendment.

      11.9  DISCLOSURE LETTER

      (a) The disclosures in the Disclosure Letter, and those in any supplemental letter thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

      (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

      11.10 ASSIGNMENT, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

      Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Any attempt to assign this Agreement or rights under it in breach of this 11.10 shall be null and void. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provisions of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

      11.11 SEVERABILITY

      If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      11.12 SECTION HEADINGS, CONSTRUCTION

      The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      11.13 TIME OF ESSENCE

      With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      11.14 GOVERNING LAW

      This Agreement will be governed by the laws of the State of New York without regard to conflicts of law principles.

      11.15 COUNTERPARTS

      This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

      BUYER:                                      SELLERS:

      By:____________________________    ___________________________

                                         ___________________________